UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 10, 2025

KKR Enhanced US Direct Lending Fund-L Inc.
(Exact name of registrant as specified in its charter)

Delaware	814-01724	99-6101395
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 California Street 50th Floor San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

(415) 315-3620
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 11, 2025, KKR Enhanced US EvDL Funding II LLC (“KKR Funding II”), a wholly-owned, special purpose financing subsidiary of KKR Enhanced US Direct Lending Fund-L Inc. (the “Company”), entered into a revolving credit facility (the “Revolving Credit Facility”) pursuant to a Revolving Credit and Security Agreement (the “Credit Agreement”), by and among KKR Funding II, as borrower, the Company, as servicer, BNP Paribas (“BNP”), as administrative agent (in such capacity “Administrative Agent”), each of the lenders from time to time party thereto, and The Bank of New York Mellon Trust Company, National Association, as collateral agent. The Revolving Credit Facility provides for, among other things, borrowings in U.S. dollars or certain other permitted currencies in an initial aggregate amount of up to $200,000,000.

The revolving period during which KKR Funding II is permitted to borrow, repay and re-borrow advances will terminate on April 11, 2028. Any amounts borrowed under the Revolving Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on April 11, 2030.

Borrowings under the Revolving Credit Facility accrue interest at a rate per annum equal to the floating rate applicable to the currency of such borrowing (which, for U.S. dollar-denominated borrowings, is three-month term SOFR, subject to a floor of 0% per annum), plus an applicable margin of 1.85% per annum. From and after April 11, 2028, the applicable margin will be 2.35% per annum. In addition, during the revolving period, KKR Funding II will pay a non-usage fee on the unused commitments under the facility ranging from 0.50% per annum to 1.00% per annum depending on utilization levels.

In connection with the Revolving Credit Facility, KKR Funding II has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities.

The Revolving Credit Facility contains events of default customary for similar financing transactions of this type. Upon the occurrence of an event of default, Administrative Agent may terminate the commitments and declare the outstanding loans and all other obligations under the Revolving Credit Facility immediately due and payable. During the continuation of an event of default, KKR Funding II may be required to pay interest at a default rate.

KKR Funding II’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of KKR Funding II, including its portfolio investments and cash. The obligations of KKR Funding II under the Credit Facility are non-recourse to the Company, and the Company’s exposure to the Credit Facility is limited to the value of its investment in KKR Funding II.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.3.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

On April 1, 2025, the Company issued and sold 38,335 shares of the Company’s common shares of beneficial interest (the “Shares”) (with the final number of common shares issued being determined on April 10, 2025) pursuant to a subscription agreement entered into with KKR Enhanced US Direct Lending Fund-L Holdings L.P. (the “Subscriber”) for aggregate consideration of $40.00 million.

The offer and sale of the Shares were conducted in connection with the Company’s continuous private offering of Shares (the “Private Offering”) in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) of the Securities Act, Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

10.3
Revolving Credit and Security Agreement, dated as of April 11, 2025, by and among KKR Enhanced US EVDL Funding II LLC, as borrower, each of the lenders from time to time party thereto, BNP Paribas, as administrative agent, the Company, as equityholder and servicer, The Bank of New York Mellon Trust Company, National Association, as collateral agent, and BNP Paribas and KKR Capital Markets LLC, as joint lead arrangers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR ENHANCED US DIRECT LENDING FUND-L INC.

Date: April 15, 2025	By:	/s/ Thomas Murphy
Thomas Murphy
Chief Financial Officer, Chief Accounting Officer, and Treasurer